Exhibit 99.1

FOR IMMEDIATE RELEASE

Mercury Computer Systems Implements Plan

to Restore Profitability and Growth

CHELMSFORD, Mass. – May 1, 2007 – Mercury Computer Systems, Inc. (NASDAQ: MRCY) announced that it is implementing a comprehensive restructuring plan designed to return the Company to profitability and restore growth. As announced in the April 26 3QFY07 earnings release, the Company will make strategic cost reductions for its new fiscal year.

Management is restructuring the organization around common capabilities to achieve better strategic focus. The Company will renew growth by focusing resources and management attention on three key areas:

•	Increase market share in current advanced computing segments

•	Expand growth in 3D visualization and PACS (picture archiving and communications systems) in Life Sciences

•	Focus on new business in the national intelligence computing markets and emerging homeland security market.

The Company will consolidate its specialized computing businesses into a single new operating unit called Advanced Computing Solutions. This structure will allow the Company to more readily leverage its R&D investments and capabilities across numerous markets including semiconductor, communications, seismic, and multiple defense applications. Furthermore, Mercury’s Life Sciences business, now organized as part of Commercial Imaging and Visualization, will operate as an independent business unit focusing on the 3D PACS market.

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199 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

978-256-1300 • Fax 978-256-0852 • www.mc.com

Mercury Computer Systems Implements Plan to Restore Profitability and Growth

Mercury will achieve additional cost synergies, eliminate management layers, and reduce other operating expenses including discretionary spending, which are expected to result in annual cost savings of approximately $15 million per year. The Company’s U.S. workforce will be reduced by approximately 80 positions within the defense and commercial business units and corporate functions. A restructuring charge of approximately $4 million will be taken in 4QFY07, to be paid primarily over the next three quarters. The 4QFY07 guidance as outlined in the Company’s April 26 announcement is not expected to change, as the benefit of these cost reductions is expected to be minimal in the current quarter.

“For more than 20 years, the Mercury team has solved challenging compute problems with innovative solutions that continue to drive the advancement of computing technology,” said Jay Bertelli, President and Chief Executive Officer of Mercury Computer Systems, Inc. “In order to effectively leverage our capabilities for our customers’ success, it is critical that we take the necessary measures to maintain a proper balance between revenue growth and profit.”

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation

Mercury Computer Systems is the leading provider of computing systems and software for data-intensive applications that include image processing, signal processing, and visualization. With a strong commitment to innovation, our expertise in algorithm optimization, systems development, and silicon design is blended with software application knowledge and industry-standard technologies to solve unique computing challenges. We work closely with our customers to architect solutions that have a meaningful impact on everyday life: detecting aneurysms; designing safer, more fuel-efficient aircraft; identifying security threats; discovering oil; developing new drugs; and visualizing virtually every aspect of scientific investigation.

Mercury’s comprehensive, purpose-built solutions capture, process, and present data for the world’s largest medical imaging companies, 8 of the 10 top defense prime contractors, and other leading Fortune 500 and mid-market companies in semiconductor, energy, telecommunications, and other industries. Our dedication to performance excellence and collaborative innovation continues a 24-year history in enabling customers to stay at the forefront of the markets they serve.

Mercury is based in Chelmsford, Massachusetts and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors. We are listed on the Nasdaq National Market (NASDAQ: MRCY). Visit Mercury at www.mc.com.

199 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

978-256-1300 • Fax 978-256-0852 • www.mc.com

Mercury Computer Systems Implements Plan to Restore Profitability and Growth

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the restructuring plan that the Company is undertaking. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, difficulties for management in successfully implementing the restructuring plan, unanticipated delays in the implementation of the restructuring plan, unanticipated costs and expenses relating to the implementation of the restructuring plan, declines in the Company’s revenues and earnings, reliability and quality issues, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geo-political unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s recent filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2006. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

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Contact:

Robert Hult, SVP, Chief Financial Officer

Mercury Computer Systems, Inc.

rhult@mc.com / 978-967-1990

Product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

199 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

978-256-1300 • Fax 978-256-0852 • www.mc.com